EXHIBIT 10.5

Sirna Therapeutics, Inc.

2005 Amended Director Compensation Plan

The director compensation package for members of the Board of Directors (“the Board”) of Sirna Therapeutics, Inc. (the “Company”) is as follows:

1. Cash Retainer. Each director shall receive a cash retainer of $20,000 per year of service (the “Annual Retainer”). All directors who join the Board after June 14, 2005 shall receive the Annual Retainer upon joining the Board and on each subsequent anniversary of continued service. Directors on the Board on June 14, 2005 shall receive the Annual Retainer as of that date.

2. Meeting Fee. Each director shall receive $1,000 for each Board or committee meeting attended in person (the “Meeting Fee”) and $500 for each Board or committee meeting attended by telephone, with the exception that directors who participate in Audit Committee meetings by telephone shall be paid $1,000 for each meeting so attended.

3. Chairperson Retainer. Each director who serves as chairperson of a committee of the Board, with the exception of a director who serves as chairperson of the Board or of the Audit Committee, shall receive a cash retainer in addition to the Annual Retainer of $10,000. A director who serves as chairperson of the Board or of the Audit Committee shall receive a cash retainer of $15,000 in addition to the Annual Retainer.

4. Stock Options. All directors who join the Board after June 14, 2005, shall be offered an option to purchase 30,000 shares of the Company’s common stock upon joining the Board (the “Initial Option”) and an option to purchase 10,000 shares of the Company’s common stock upon each anniversary of continued service (the “Annual Option”). The Initial Option shall vest in twenty-four (24) equal monthly installments upon the completion of each of the first twenty-four months of service. The Annual Option shall vest in twelve (12) equal monthly installments upon the completion of each month of service over the course of one year. Directors on the Board on June 14, 2005 shall be granted the Annual Option commencing in January 2006.

5. Exercise after Separation. Subject to Section 6 below, upon separation from the Board, a director shall have three (3) years from the date of separation in which to exercise vested options.

6. Election to Convert. A director may elect to convert the Annual Retainer and/or any payments due to the director as a result of service as a chairperson into a fully vested option with a face value equal to three (3) times the amount to be converted.

7. Acceleration. Outstanding options held by a director shall become immediately fully vested in the following circumstances: (i) death of such director; (ii) permanent disability of such director; (iii) change of control of the Company; or (iv) termination without cause of such director, all as described in the Company’s 2005 Performance Incentive Plan or successor plan.

8. Amendments. Any future change to the plan for director compensation shall go into effect as of the date of the stockholder meeting following the date the change is approved by the Board.